Results of Special Meeting of Shareholders of Strong Corporate Bond Fund

At a Special Meeting of the Shareholders of the Fund held on December 10, 2004, shareholders approved the following proposals:

To approve the reorganization of the Strong Corporate Bond Fund into the Wells Fargo Advantage Corporate Bond Fund.


               For                  Against               Abstain

         29,081,734.533           720,458.542           810,696.311

To approve an interim advisory agreement with Wells Fargo Funds Management, LLC.


               For                  Against                Abstain

         28,996,779.933          740,128.408            875,981.045

To approve an interim sub-advisory agreement with Wells Capital Management Incorporated.


               For                  Against               Abstain

         28,952,660.523          764,130.797           896,098.066

Appointment of Messrs. Phillip O. Peterson, William F. Vogt, and Gordon B. Greer as Trustees of the Liquidating Trust, which is referenced in the Agreement and Plan of Reorganization.


               For                 Against                Abstain

          30,612,889.386               -                      -